Exhibit 10.1

CRANE CO. RETIREMENT PLAN

FOR NON-EMPLOYEE DIRECTORS, AS AMENDED ON DECEMBER 5, 2005

Effective as of November 28, 1988, pursuant to authorization of its Board of Directors, Crane Co. hereby establishes the Crane Co. Retirement Plan for Non-Employee Directors, a non-qualified deferred compensation plan for the exclusive benefit of its non-employee directors.

INTRODUCTION

Name of Plan. The name of the plan is the “Crane Co. Retirement Plan for Non-Employee Directors”. It is also referred to as the “Plan.”

Effective Date. The effective date of the Plan is November 28, 1988.

DEFINITIONS

“Board” shall mean the Board of Directors of Crane Co.

“Company” shall mean Crane Co., a Delaware corporation.

“Compensation Committee” shall mean the Management Organization and Compensation Committee of the Board.

“Non-Employee Director” shall mean a director serving on the Board of the Company who is not also serving as an employee of the Company or any of its subsidiaries or affiliated business entities.

“Participant” shall mean a Non-Employee Director who is serving on the Board on the Effective Date or who thereafter becomes a member of the Board.

“Payment Dates” shall mean January 15, April 15, July 15 and October 15 of each calendar year, beginning no earlier than January 15, 1988.

“Plan Year” shall mean a calendar year.

“Retainer” shall mean the annual retainer fee in effect at the time that a Participant’s service on the Board is terminated.

“Change in Control” shall mean (i) the first purchase of shares pursuant to a tender offer or exchange offer (other than a tender offer or exchange offer by the Company) for all or part of the Company’s Common Stock or any securities convertible into such Common Stock, (ii) the receipt by the Company of a Schedule 13D or other advice indicating that a person is the “beneficial owner” (as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934 (the “Exchange Act”) of 20% or more of the Company’s Common Stock calculated as provided in paragraph (d) of said Rule 13d-3, (iii) the date of approval by stockholders of the Company of an agreement providing for any consolidation or merger of the Company in which the Company will not be the continuing or surviving corporation or pursuant to which shares of Common Stock of the Company would be converted into cash, securities or other property, other than a merger of the Company in which the holders of Common Stock of the Company immediately prior to the merger would have the same proportion of ownership of common stock of the surviving corporation immediately after the merger, (iv) the date of the approval by stockholders of the Company of any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company, (v) the adoption of any plan or proposal for the liquidation (but not a partial liquidation) or dissolution of the Company, or (vi) the date upon which the individuals who constitute the Board as of November 28, 1988 (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to such date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall be for purposes of this agreement, considered as though such person were a member of the Incumbent Board.

BENEFITS UNDER THE PLAN

Eligibility to Receive Benefits Under the Plan . A Participant under this Plan shall be eligible to receive benefits under this Plan only if, at the time of termination from service on the Board, such Participant is not eligible to receive an accrued benefit under any qualified retirement plan sponsored by the Company or any of its subsidiaries or affiliated businesses for the period of service covered by this Plan.

Vesting of Benefits Under the Plan . Unless a Change in Control occurs, no Participant shall be entitled to or vested in any benefits until the Participant completes 24 full calendar months of service on the Board at which point a Participant shall be vested in 50% of the benefits payable under the Plan. For each 12 full calendar months of service completed thereafter a Participant shall be vested in an additional 10% of the benefits payable under the Plan until a Participant completes 84 full calendar months of service on the Board at which time the Participant’s benefits under the Plan shall be fully vested. If a Participant dies or becomes permanently and totally disabled, or if a Change in Control occurs, a Participant shall be fully vested in 100% of the benefit payable under the Plan. In the case of any break in service, all periods of service shall be aggregated to measure the total period of service.

Amount of Annual Benefit Payable Under the Plan . A Participant who is eligible to receive benefits under the Plan shall be entitled to receive at age 65, or upon termination from Service on the Board, whichever is later, an annual benefit equal to that portion of the amount of the Retainer at the time the Participant’s service on the Board is terminated in which the Participant is vested, or if less, $35,000 per annum. A Participant whose service on the Board has terminated before age 65 shall be entitled to receive at any age at or after age 55 the benefit to which he is entitled under the Plan on an actuarially reduced basis.

Time and Duration of Payments Under the Plan . Annual benefits under the Plan shall be paid in four equal installments on each Payment Date, and shall continue for a period equal to the number of years (and any portion thereof) which the Participant has served on the Board, provided, however, if a Change of Control occurs the period for which such payments shall be made shall be not less than seven (7) years. Except as provided in Article IV, and except for any Participant whose benefit payments under the Plan commence after December 6, 2004, no benefits shall be payable under the plan after the death of a Participant.

Payments in the Event of a Change in Control . In the event of a Change in Control, the Participant shall be entitled to receive at the time the Participant leaves the Board a lump sum which after the payment of all federal, state and local taxes applicable thereto at the time of payment would provide a retirement benefit equal to the actuarial equivalent of the benefit payable under the Plan. Actuarial equivalents for purposes of this paragraph 3.5 (lump sum distributions) and of paragraph 3.3 (non lump sum distributions) shall be computed using the factors prescribed in the Company’s Pension Plan for Non-Bargaining Employees or any successor plan at the time the computation is made. In the event it shall be determined that any payment whether paid or payable or distributed or distributable pursuant to the Plan would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code or any interest or penalties with respect to such excise tax (such excise tax together with any interest or penalties are hereinafter referred to collectively as the “Excise Tax”) then the Participant shall be entitled to receive an additional payment (a “Gross-up Payment”) in an amount such that after payment by the Participant of all taxes (including any interest or penalties imposed with respect to such taxes) including any Excise Tax imposed upon the Gross-up Payment, the Participant retains an amount of the Gross-up Payment equal to the Excise Tax imposed upon the Payments.

Non-Assignability of Interest . Except as otherwise provided in the next sentence, the interests herein and the right to receive benefits hereunder may not be anticipated, alienated, sold, transferred, assigned, pledged, encumbered, or subjected to any charge or legal process, and if any attempt is made to do so, or a Participant becomes bankrupt, the interests under the Plan of the person affected may be terminated by the Compensation Committee, which, in its sole discretion, may cause the same to be held or applied for the benefit of one or more of the dependents of such person or make any other disposition of such interests as it deems appropriate. A Participant may transfer all or a portion of his right to receive benefits hereunder to one or more family members (as defined below) of such Participant or tax exempt organizations (within the meaning of Section 501(c)(3) of the Internal Revenue Code) as the Participant may designate from time to time. For purposes of the immediately preceding sentence, “family member” shall mean a Participant’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Participant’s household (other than a tenant of the Participant), a trust in which these persons (or the Participant) have more than fifty percent (50%) of the beneficial interest, a foundation in which these persons (or the Participant) control the management of assets, and any other entity in which these persons (or the Participant) own more than fifty percent (50%) of the voting interests.

SURVIVING SPOUSE BENEFITS

“Election Period” shall mean the period which begins thirty days prior to the day on which the Non-Employee Director will attain age 55 and ends on the earliest to occur of (a) the date of the Non-Employee Director’s death, (b) the date of the Non-Employee Director’s termination from service on the Board or (c) December 6, 2004.

“Election” shall mean a written election by a Non-Employee Director to receive a Joint and Survivor Benefit and/or a Pre-Retirement Spouse Benefit. Each Election must be addressed to the Committee and made during the Election Period. No consent of the spouse shall be required to make an Election or revoke any Election. Any Election may be revoked in writing by a Non-Employee Director by making a subsequent Election or by revoking a prior Election at any time during the Election Period. The number of revocations shall not be limited. Each Election may relate to a Joint and Survivor Benefit, or a Pre-Retirement Spouse Benefit or both.

“Joint and Survivor Benefit” - Each Non-Employee Director shall have the right to convert the benefits payable in accordance with Section 3.3 and 3.4 of the Plan into an actuarially reduced monthly annuity for the life of the Participant, with a survivor annuity for the life of the spouse which is 50% or 100% (at the option of the Participant) of the actuarially reduced amount of such annuity.

“Pre-Retirement Spouse Benefit” - Each Non-Employee Director who attains age 55 shall have the right to elect a survivor annuity payable monthly for the life of his or her surviving spouse commencing upon the death of the Non-Employee Director prior to commencement of pension payments and which is the actuarial equivalent of the annual benefit payable under Section 3.3 of the Plan at the date of death times the number of years such annual benefit is payable under Section 3.4 of the Plan, reduced by one percent (1%) for each birthday of the Non-Employee Director between the date of termination from service on the Board and the date of death.

PLAN ADMINISTRATION

Administration. The Plan shall be administered by the Compensation Committee. The Compensation Committee shall have the authority to interpret the Plan and any such interpretation shall be final and binding on all parties. The Board may amend or terminate the Plan at any time, provided that no such amendment or termination shall adversely affect the amounts payable or vested under the Plan before the time of such amendment or termination. The Company will pay all distributions made pursuant to the Plan and all costs, charges and expenses relating to the administration of the Plan.

MISCELLANEOUS PROVISIONS

Neither the establishment of the Plan, nor any action taken thereunder, shall in any way obligate (i) the Company to nominate a Non-Employee Director for re-election or to continue to retain a Non-Employee Director or (ii) a Non-Employee Director to agree to be nominated for re-election or to continue to serve on the Board.

The Plan shall be unfunded. All benefits payable under the Plan shall be paid from the general assets of the Company, which are subject to the claims of the Company’s general creditors.

The Plan shall be binding upon any successors to the Company by merger, acquisition, consolidation or otherwise.

The provisions of the Plan shall be governed by the laws of the State of Connecticut.

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